UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2018

XPRESSPA GROUP, INC.

(formerly known as FORM Holdings Corp.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34785	20-4988129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 12th Floor, New York, NY 10017

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 525-4319

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously reported, on March 7, 2018, XpresSpa Group, Inc. (the “Company”) entered into a membership purchase agreement (the “Purchase Agreement”) with Route1 Security Corporation, a Delaware corporation (the “Buyer”), and Route1 Inc., an Ontario corporation (“Route1”), pursuant to which the Buyer agreed to acquire the Company’s Group Mobile segment, which provided total hardware solutions, including rugged laptops, tablets, and handheld computers.

Pursuant to the Purchase Agreement, on March 22, 2018, the Buyer completed the acquisition of the Company’s Group Mobile segment in exchange for (i) 25 million shares of common stock of Route1, (ii) warrants to purchase 30 million shares of common stock of Route1, which will feature an exercise price of CAD 5 cents per share of common stock and will be exercisable for a three-year period, and (iii) certain other payments over the three year period pursuant to an earn-out provision in the Purchase Agreement, or approximately 6.7% of Route1’s undiluted shares of common stock in the aggregate.

The foregoing summary does not purport to be complete and is qualified in its entirety by the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 9.01	Exhibits.

(d)	Exhibits.

2.1	Membership Purchase Agreement dated as of March 7, 2018, by and among Route1 Security Corporation, Route1 Inc. and XpresSpa Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPRESSPA GROUP, INC.

Date: March 26, 2018	By:	/s/ Andrew D. Perlman
		Name:	Andrew D. Perlman
		Title:	Chief Executive Officer